UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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On August 10, 2010, John McGlade, Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc., gave a presentation at the Jefferies 6th Annual Global Industrial and A&D Conference relating to various matters.  Below is a transcript of the portions of the presentation related to Air Products’ tender offer for all of the outstanding shares of common stock of Airgas, Inc. and proxy solicitation in connection with Airgas’s 2010 annual shareholder meeting.  The presentation was posted for replay on August 11, 2010.

COMPANY: Air Products and Chemicals, Inc. (APD)
EVENT: Jefferies 6th Annual Global Industrial and A&D Conference Call
DATE: August 10, 2010

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<<John Mc Glade, Chairman, President and Chief Executive Officer>>

Let me now switch to our offer to acquire Airgas and just very quickly on this slide summarize the transaction highlights for you. I am not going to read them all. I think they are pretty self-evident, but it’s a 63/50 [sic] offer it represents a 46% premium to the share price that Airgas closed at on February 4th of this past year. Accretive for us, we got to deliver significant synergies to make this an attractive proposition for Air Product shareholders, we believe we’ve identified what those are and we’ve told you that there are about $250 billion on a run rate basis by the end of the year.

We’ve fully committed our financing for this transaction and we’re very close to signing an agreement with the staff at FTC around a consent to deal with regulatory issues.

Industrial and strategic logic behind this deal is pretty apparent to us, really creates a number one position in North America for us and a much larger global company gives us some very, very capable talent from Airgas and when combined with our capabilities we’d really believe it is complementary and synergistic and really, really provides value both to the Airgas shareholders in the context of the premium that we’ve offered and long-term shareholder value creation for the Air Products shareholders as we broadened our portfolios, we broadened our capabilities and are able to take some of the Airgas capabilities globally, provide two Airgas some of our capabilities around SAP and how to – and supply chain operation in a package gas business, which we do operate a number of package gas businesses around the globe including a fairly substantial one in Europe and then in number of our Joint Ventures.

We’ve put forth a number of proposals they are in the proxy, they’re pretty self evident they really – really designed to get the Airgas Boards [Ph] engaged so we can get this transaction completed in a timely manner. And as we look forward, we laid out this process for you early in February when we made the announcement. We’re following the process we laid out, obviously there is another date here August 13th on the slide where the tender offer closes and we’re really seeing that as one more element around shareholders of Airgas asking their Boards to engage in an negotiated transaction with Air Products.

I talked earlier to where we are on the regulatory front and so my point on this slide is we think this is a good transaction for Air products. I think it’s a good transaction for Airgas shareholders, great shareholder value for both sets of shareholders and we’re committed to continuing down the path we laid out months ago.

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We believe we’re making good progress to our goal to acquire – against our goal to acquire Airgas.

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